As filed with the Securities and Exchange Commission on July 10, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Baldor Electric Company

(Exact Name of Registrant as Specified in Its Charter)

Missouri	43-0168840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5711 R. S. Boreham, Jr. St

Fort Smith, Arkansas 72901

(479) 646-4711

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Ronald E. Tucker

President and Chief Operating Officer

Baldor Electric Company

5711 R. S. Boreham, Jr. St.

Fort Smith, Arkansas 72901

Tel.: (479) 646-4711

Fax: (479) 648-5701

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to

Robert A. LaRose

Thomas E. Proost

Thompson Coburn LLP

One US Bank Plaza

St. Louis, MO 63101

Tel.: (314) 552-6000

Fax.: (314) 552-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, par value $0.10 per share	1,579,280	$49.97	$78,916,622	$2,422.74

Common Stock Purchase Rights (1)

(1)	The common stock purchase rights initially trade together with the common stock. The value attributed to the common stock purchase rights, if any, is reflected in the offering price of the common stock.

(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the common stock on July 5, 2007 as reported on the New York Stock Exchange.

1,579,280 Shares

Baldor Electric Company

Common Stock

The named shareholder in this prospectus may sell up to 1,579,280 shares of our common stock under this prospectus. The shares of our common stock that may be offered by the selling shareholder using this prospectus represent shares of our common stock that we issued to the selling shareholder in connection with our acquisition of the Reliance Electric industrial motors business and Dodge mechanical power transmission business from the selling shareholder and certain of its affiliates on January 31, 2007. We will not receive any proceeds from the sale of the common stock by the selling shareholder. We will pay the expenses related to the registration of the shares covered by this prospectus. The selling shareholder will pay commissions and selling expenses, if any, incurred by it.

This prospectus provides you with a general description of the shares that may be offered under this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before you decide to invest in these securities.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “BEZ.” On July 9, 2007 the last sale price of our common stock as reported on the New York Stock Exchange was $50.01.

Investing in our securities involves risks. See “Risk Factors” starting on page 1 for factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 10, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Baldor Electric Company, a Missouri corporation, which is also referred to as “Baldor,” “the Company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this process, the selling shareholder may, from time to time, sell up to 1,579,280 shares of our common stock, as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the securities the selling shareholder may offer. To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Baldor.

i

BALDOR ELECTRIC COMPANY

Baldor Electric Company is a leading manufacturer of industrial electric motors, drives, and generators, and, with the acquisition on January 31, 2007 of the Reliance Electric industrial motors business and the Dodge mechanical power transmission business from the selling shareholder and certain of its affiliates, we are also a leading manufacturer of mounted bearings, gearing, and other power transmission components. We currently supply to over 9,500 customers in more than 160 industries. We sell our products to original equipment manufacturers and distributors serving markets in the United States and throughout the world.

For the year ended December 30, 2006, we had total sales of $811.3 million and net earnings of $48.1 million. For the quarter ended March 31, 2007, we had total sales of $396.0 million and net earnings of $21.0 million.

We were incorporated as a Missouri corporation on March 11, 1920. Our common stock is listed on the New York Stock Exchange under the symbol “BEZ”. Our headquarters and principal executive offices are located at 5711 R. S. Boreham, Jr. Street, Fort Smith, Arkansas 72901. Our telephone number is (479) 646-4711.

You can obtain more information regarding our business in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and the other reports that we file with the SEC. See “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in this prospectus, together with all the other information contained in or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Form 10-K for the year ended December 30, 2006 and our quarterly report on Form 10-Q for the quarter ended March 31, 2007, which are each incorporated by reference in this prospectus, and which each may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risks Relating to Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell the common stock when you want or at prices you find attractive.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•

our ability to integrate the Reliance Electric industrial motors business and the Dodge mechanical power transmission business we recently acquired within the expected time frames and to achieve the revenue, cost savings, and earnings levels from the acquisition at or above the levels projected;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	developments generally affecting our industry;

•	announcements by third parties of significant claims or proceedings against us;

•	changes in our dividend policy;

•	future sales of our equity or equity-linked securities; and

•	general domestic and international economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Our ability to pay dividends is limited following the acquisition of the Reliance Electric industrial motors business and the Dodge mechanical power transmission business.

To finance a portion of the acquisition of the Reliance Electric industrial motors business and the Dodge mechanical power transmission business, we entered into a senior secured credit facility and into an indenture governing our $550 million senior notes offering. The terms of both the senior secured credit facility and indenture restrict our ability to pay dividends to the holders of our common stock. In addition, to maintain our credit ratings, we may be limited in our ability to pay dividends. Our future dividend policy depends on our earnings, financial condition, liquidity, capital requirements and other factors. There is no guarantee that we will pay dividends on shares of our common stock.

Our corporate documents and Missouri law contain provisions that could discourage, delay or prevent a change in control of our company even if some shareholders might consider such a development favorable, which may adversely affect the price of our common stock.

Provisions in our restated articles of incorporation, as amended, and bylaws may discourage, delay or prevent a merger or acquisition involving us that our shareholders may consider favorable. For example, our restated articles of incorporation, as amended, authorizes our board of directors to issue shares of preferred stock to which special rights are attached, including voting and dividend rights. With these rights, preferred shareholders could make it more difficult for a third party to acquire us. In addition, our restated articles of incorporation, as amended, provide for a staggered board of directors, whereby directors serve for three-year terms, with approximately one third of the directors coming up for reelection each year. Having a staggered board of directors would make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors. In addition, a common stock purchase right accompanies each share of common stock which gives the holder the right to purchase one additional share of our common stock at a discount in certain circumstances triggered by a person acquiring over 20% of our outstanding shares. This also has the effect of discouraging a person from attempting to acquire us.

We are also subject to the anti-takeover statute of the General and Business Corporation Law of Missouri (the “MGBCL”), known as “business combination statute.” For purposes of this statute, a “business combination” means one of various types of transactions, including mergers, that increases the proportionate voting power of the interested shareholder. An “interested shareholder” means any person who owns or controls 20% or more of the outstanding shares of the corporation’s voting stock. Under the MGBCL, a corporation may not engage in a business combination with an interested shareholder for a period of 5 years following the time that the shareholder became an “interested shareholder” subject to certain exceptions as described in the statute.

Under our senior secured credit facility, a change of control is an event of default. Upon the occurrence of a change in control, the holders of the senior notes will have the right, subject to certain conditions, to require us to repurchase their notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Shares eligible for future issuance or sale may cause our common stock price to decline, which may negatively impact your investment.

Issuances or sales of substantial numbers of additional shares of our common stock, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for shares of our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. As of the date of this prospectus, our restated articles of incorporation, as amended, provides that we have authority to issue up to 150,000,000 shares of our common stock, and up to 5,000,000 shares of our preferred stock, par value $0.10 per share. As of March 31, 2007, 45,765,741 shares of our common stock and no shares of our preferred stock were outstanding.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This document, and the documents incorporated by reference herein, and other written reports and oral statements made from time to time by us and our representatives may contain statements that are forward-looking. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectation such as “estimate”, “believe”, “will”, “intend”, “expect”, “may”, “could”, “future”, “susceptible”, “unforeseen”, “anticipate”, “would”, “subject to”, “depend”, “uncertainties”, “predict”, “can”, “expectations”, “if”, “unpredictable”, “unknown”, “pending”, “assumes”, “continued”, “ongoing”, “assumption”, or any grammatical forms of these words or other similar words) are based on our current expectations and are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following:

•

Our ability to integrate the Reliance Electric industrial motors business and the Dodge mechanical power transmission business we recently acquired from the selling shareholder and its affiliates within the expected time frames and to achieve the revenue, cost savings, and earnings levels from the acquisition at or above the levels projected;

•	Fluctuations in the costs of select raw materials;

•	Changes in economic conditions within the United States;

•	Economic and political changes in foreign markets in which we envision continued and future growth;

•	Our ability to anticipate and respond to changing customer demands;

•	Developments or new initiatives by our competitors in the markets in which we compete;

•	Our reliance on, and increased competition from, independent distributors;

•	Potential exposure to product liability claims and other legal proceedings;

•	Potential business disruptions due to work stoppages, equipment outages, or information system failures;

•	Our leverage, the use of significant amounts of cash to service our indebtedness and the loss of flexibility as a result of the covenants imposed by the instruments governing our indebtedness;

•	Our ability to retain qualified personnel;

•	Our ability to maintain our rights to intellectual property;

•	The success in increasing sales and maintaining or improving our operating margins; and

•	Other factors including those identified in “Risk Factors” included in our filings made from time-to-time with the SEC.

USE OF PROCEEDS

We are registering the shares of our common stock offered by this prospectus or any applicable supplement for the account of the selling shareholder identified in the section of this prospectus or any applicable supplement entitled “Selling Shareholder.” All of the net proceeds from the sale of our common stock by this prospectus or any applicable supplement will go to the selling shareholder. We will not receive any part of the proceeds from the sale of these shares but will bear the costs relating to the registration of the shares.

SELLING SHAREHOLDER

This prospectus relates to the shares of our common stock that we issued to Rockwell Automation of Ohio, Inc. (“Rockwell”) in connection with our acquisition of the Reliance Electric industrial motors business and Dodge mechanical power transmission business from Rockwell and certain of its affiliates on January 31, 2007. The Registration Statement of which this prospectus is a part has been filed pursuant to registration rights granted to Rockwell as part of the acquisition. As part of the acquisition, we issued 1,579,280 shares of our common stock to Rockwell, representing approximately 3.45% of our common stock outstanding as of March 31, 2007, which constitutes all the outstanding shares of our common stock owned by Rockwell. Rockwell may sell pursuant to this prospectus or any prospectus supplement some or all of its shares of our common stock that it beneficially owns.

The table below presents certain information regarding the beneficial ownership of our common stock as of March 31, 2007 by Rockwell.

	Shares Owned Prior to the Offering		Shares Being Offered	Shares Owned After the Offering(1)
	Number	Percentage		Number	Percentage
Rockwell Automation of Ohio, Inc.	1,579,280	3.45%	1,579,280	0	0%

(1) We do not know when or in what amounts the selling shareholder may offer for sale the shares of common stock pursuant to this offering. The selling shareholder may choose not to sell any of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling shareholder will hold after completion of the offering. For purposes of this table, however, we have assumed that the selling shareholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date of this Registration Statement;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon our being notified in writing by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling shareholder may enter into hedging transactions with broker-dealers in connection with distributions of its shares of our common stock. In these transactions, broker-dealers may engage in short sales of these shares to offset the positions they assume with the selling shareholder. The selling shareholder may also sell shares of our common stock short and redeliver the shares to close out its short position. The selling shareholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of its shares of our common stock. The broker-dealer may then resell or otherwise transfer these shares under this prospectus. The selling shareholder also may loan or pledge its shares of our common stock to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

The selling shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owner for purposes of this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of common stock will be paid by the selling shareholder and/or the purchasers. The selling shareholder has represented and warranted to the company that it has no agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have advised the selling shareholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date of this Registration Statement. If the selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the selling shareholder in connection with resales of its shares under this Registration Statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

The following description is a summary of elements of our capital stock and is subject to and qualified in its entirety by reference to the more complete descriptions set forth in our restated articles of incorporation, as amended (“Articles of Incorporation”) and our rights agreement, which are incorporated by reference into this prospectus.

Common Stock

We are authorized to issue 150,000,000 shares of common stock, $.10 par value. All of the issued and outstanding shares of our common stock are fully paid and nonassessable. Our common stock is entitled to such dividends as may be declared from time to time by our board of directors in accordance with applicable law. Our ability to pay dividends is dependent upon a number of factors, including the terms of our senior secured credit facility and the indenture governing our senior notes, our future earnings, capital requirements, general financial condition, general business conditions and other factors.

Except as provided under Missouri law, only the holders of our common stock will be entitled to vote for the election of members to our board of directors and on all other matters. Holders of our common stock are entitled to one vote per share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 351.407 of the General and Business Corporation Law of Missouri. See “—Statutory Provisions.” Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. Our board of directors is divided into three classes, with staggered terms of three years each.

All shares of common stock are entitled to participate equally in distributions in liquidation. Holders of common stock have no preemptive rights to subscribe for or purchase our shares. There are no conversion rights, sinking fund or redemption provisions applicable to our common stock.

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Common Share Purchase Rights

We have entered into a rights agreement pursuant to which one common stock purchase right is associated with each outstanding share of our common stock. Each share of our common stock issued by us prior to the expiration of the rights agreement will have attached a right. Under circumstances described below, the rights will entitle the holder of the rights to purchase additional shares of our common stock. Unless the context requires otherwise, all references in this prospectus to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, then each full right, unless held by a person or group that beneficially owns more than 20% our outstanding common stock, will initially entitle the holder to purchase one share of our common stock at a purchase price of $120, subject to adjustment. The rights will become exercisable only at the time of a public announcement that, without our prior consent, a person or group has acquired ownership of 20% or more of our outstanding common stock, or ten days after a person or group has made a tender or exchange offer, or announced an intention to make a tender or exchange offer, which would result in that person or group owning 20% or more of our outstanding common stock.

Under some circumstances, including the existence of a 20% acquiring party, each holder of a right, other than the acquiring party, will be entitled to purchase at the right’s then-current exercise price, shares of our common stock having a market value of two times the exercise price. If another corporation acquires us after a party acquires 20% or more of our common stock, then each holder of a right will be entitled to receive the acquiring corporation’s common shares having a market value of two times the exercise price.

The rights may be redeemed at a price of $0.05 at any time until a party acquires 20% or more of our common stock and, after that time, under certain circumstances. The rights expire on May 25, 2008, subject to extension. The rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on our earnings.

The rights will not be triggered if a person becomes a beneficial owner of 20% or more of our outstanding common stock if that person represents to us that the person did not intend to own 20% or more of our outstanding common stock, that the person intends within five business days to sell enough of our common stock to own less than 20% and the person does in fact sell those shares to an unaffiliated party.

Certain Anti-Takeover Provisions

Under our Articles of Incorporation our board of directors is divided into three classes of directors serving staggered terms of three years each. Each class is to be as nearly equal in number as possible, with one class being elected each year. Our Articles of Incorporation also provide that:

•	any vacancy on the board of directors or any newly created directorship may be filled by the remaining directors then in office, though less than a quorum; and

•

our shareholders have no cumulative voting rights, which mean that the holders of shares of our common stock entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

Our Articles of Incorporation provide that we may merge or consolidate with another corporation or dispose of all or substantially all of our assets only by obtaining the approval of not less than 66 2/3% of the aggregate voting power of our outstanding stock entitled to vote. However, if any shareholder is a controlling shareholder by owning more than 20% of the voting power of our outstanding stock, then in order for us to merge, consolidate or dispose of all or substantially all of our assets, we must:

•

obtain the approval of not less than 80% of the aggregate voting power of our outstanding stock, which must include at least 50% of the voting power held by shareholders who are not controlling shareholders; or

•	our board of directors must unanimously approve the merger, consolidation or disposal of assets prior to the controlling shareholder’s acquisition of 20% of the voting power of our outstanding stock.

Statutory Provisions

Section 351.459 of the General and Business Corporation Law of Missouri imposes a five-year prohibition on business combinations between certain Missouri corporations and an interested shareholder. An interested shareholder is a shareholder beneficially owning 20% or more of the voting stock of the Missouri corporation or who is an affiliate or associate of the Missouri corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner of 20% or more of the voting stock of the Missouri corporation.

The five-year prohibition does not apply if the business combination or the stock acquisition in which the interested shareholder became such is approved by the board of directors of the corporation on or prior to the stock acquisition date. Even after the expiration of the five-year period, business combinations between the Missouri corporation and the interested shareholder are prohibited except for the following business combinations:

•	where the board approves the business combination or the stock acquisition by the interested shareholder prior to the stock acquisition date;

•

a business combination approved by holders of a majority of the voting stock not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder at a meeting called no earlier than five years after the interested shareholder’s stock acquisition date; and

•

any business combination in which the consideration required to be paid to all shareholders is at least (1) the highest price paid by the interested shareholder for shares within the previous five-year period or (2) the current market value of the shares, whichever is greater, plus interest and less dividends paid on such shares since the valuation date.

Section 351.407 of the General and Business Corporation Law of Missouri provides for limited voting rights for persons making a control share acquisition, which is the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, control shares, which are the number of issued and outstanding shares of the corporation which would entitle the holder to exercise or direct the exercise of the voting power of the corporation in the election of directors within any of the following ranges of voting power:

•	one-fifth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority of all voting power.

Shares of a corporation held for more than ten years are not deemed to be control shares. There are several exceptions to the control share acquisition statute, including an exception for an acquisition pursuant to a merger or consolidation. Control shares acquired in a control share acquisition have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the holders of a majority of the shares entitled to vote of the corporation.

A Missouri corporation may opt out of Section 351.407 by amending its articles of incorporation. Our Articles of Incorporation do not contain such a provision. Therefore, we are subject to the control share acquisition statute.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Thompson Coburn LLP. Richard J. Jaudes is a director of Baldor Electric Company and is a partner at Thompson Coburn LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited Baldor Electric Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2006, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 30, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements of the Power Systems Group of Rockwell Automation, Inc. as of September 30, 2006 and 2005 and for each of the three years in the period ended September 30, 2006 incorporated in this prospectus by reference from the Current Report on Form 8-K of Baldor Electric Company dated January 8, 2007 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123R, Share-Based Payment and of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” into this prospectus of the information filed by us with the SEC, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

1.	Our annual report on Form 10-K for the year ended December 30, 2006 (filed on February 28, 2007).

2.	Our quarterly report on Form 10-Q for the quarter ended March 31, 2007 (filed on May 15, 2007); and

3.	Our current reports on Form 8-K filed on January 5, 2007, January 8, 2007, January 11, 2007, January 12, 2007, January 25, 2007, January 31, 2007, February 2, 2007, February 6, 2007, February 20, 2007, May 4, 2007 and July 10, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, NY 10005, on which our common stock is listed.

This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any accompanying prospectus supplement concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Baldor Electric Company

P.O. Box 2400

Fort Smith, Arkansas 72902

(479) 646-4711

Attention: Investor Relations

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any common stock in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimates (other than the SEC registration fee and Stock exchange listing fees) of expenses to be incurred in connection with the issuance and distribution of the securities being registered to be paid by the Registrant.

Amount to be Paid
SEC registration fee	$2,423
Legal fees and expenses	15,000
Accounting fees and expenses	20,000
Stock exchange listing fees	7,581
Miscellaneous	4,996

Total	$50,000

Item 15.	Indemnification of Directors and Officers

Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

Article Ten of the Articles of Incorporation of the Company provides that to the fullest extent permitted by Missouri law, its directors and officers are to be indemnified by the Company.

Pursuant to directors’ and officers’ liability insurance policies, with total annual limits of $15 million, the Company’s directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Company, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Company.

Item 16.	Exhibits

Exhibit No	Description

3.1	Restated Articles of Incorporation (as amended) of Baldor Electric Company, effective May 2, 1998, filed as Exhibit 3(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 4, 1998

3.2	Bylaws of Baldor Electric Company (as amended), filed as Exhibit 99 to the Registrant’s Current Report on Form 8-K dated November 2, 2006

4.4	Rights Agreement, dated May 6, 1998, between Baldor Electric Company and Wachovia Bank of North Carolina, N.A. (formerly Wachovia Bank & Trust Company, N.A.), as Rights Agent, originally filed as Exhibit 1 to the Registrant’s Current Report on Form 8-K dated May 13, 1988, and refiled as Exhibit 4(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994

4.5	Amendment Number 1 to the Rights Agreement, dated February 5, 1996, filed as Exhibit 2 to the Registrant’s Registration Statement on Form 8-A/A dated March 21, 1996

4.6	Amendment Number 2 to the Rights Agreement, dated June 1, 1999, filed as Exhibit 4(i)(c) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 3, 1999

4.7	Registration Rights Agreement between Baldor Electric Company and Rockwell Automation of Ohio, Inc. dated January 31, 2007, filed as Exhibit 10.2 to Registrant’s Current Report on Form 8-K dated February 2, 2007

5.1	Opinion of Thompson Coburn LLP, with respect to legality

23.1	Consent of Ernst & Young LLP

23.2	Consent of Deloitte & Touche LLP (with respect to Power Systems Group)

23.3	Consent of Thompson Coburn LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act of 1933, as amended,

each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Smith, State of Arkansas, on the 10th day of July, 2007.

Baldor Electric Company

By:	/s/ Ronald E. Tucker
Name:	Ronald E. Tucker
Title:	President and Chief Operating Officer

POWER OF ATTORNEY

The individuals whose signatures appear below constitute and appoint John A. McFarland, Ronald E. Tucker and George E. Moschner, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ John A. McFarland John A. McFarland	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)	July 10, 2007

/s/ Ronald E. Tucker Ronald E. Tucker	President, Chief Operating Officer, Secretary and Director	July 10, 2007

/s/ George E. Moschner George E. Moschner	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	July 10, 2007

Jefferson W. Asher, Jr.	Director

/s/ Merlin J. Augustine, Jr. Merlin J. Augustine, Jr.	Director	July 10, 2007

/s/ Richard E. Jaudes Richard E. Jaudes	Director	July 10, 2007

/s/ Jean A. Maudlin Jean A. Mauldin	Director	July 10, 2007

/s/ Robert J. Messey Robert J. Messey	Director	July 10, 2007

/s/ Robert L. Proost Robert L. Proost	Director	July 10, 2007

/s/ R.L. Qualls R.L. Qualls	Director	July 10, 2007

/s/ Barry K. Rogstad Barry K. Rogstad	Director	July 10, 2007